Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-2A of ABS Long/Short Strategies Fund, of our report dated June 29, 2026, relating to the financial statements and financial highlights of ABS Long/Short Strategies Fund, appearing in Form N-CSR for the year-ended April 30, 2026, which are part of such Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

/s/ RSM US LLP

Boston, Massachusetts

August 27, 2026